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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                          COMPANY CONTACT:  Paul A. Miller
                                                                  (978) 725-7555

                                 LSB CORPORATION
                           FIRST QUARTER RESULTS 2003

NORTH ANDOVER, MA, -- (BUSINESS WIRE) - April 21, 2003 - LSB Corporation, (the "Corporation" or the "Company") (NASDAQ-LSBX), today announced results for the quarter ended March 31, 2003. Go to www.LawrenceSavings.com for all your Internet Banking needs. This press release and others can be viewed on the internet at our website (www.LawrenceSavings.com/press-main.asp). Please visit it today.

The Corporation reported net income of $550,000 or $0.13 diluted earnings per share for the first quarter of 2003. This amount compares to net income of $816,000 or $0.18 diluted earnings per share for the same period of 2002.

Net income for the quarter ended March 31, 2003 decreased due to non-interest income decreasing by $149,000 for the first quarter of 2003 from $429,000 in the same quarter of 2002. This decrease was primarily due to a decline in loan fees to a loss of $130,000 in 2003 compared to income of $76,000 in 2002. The loss in loan fees can be attributed to provisions for losses on mortgage servicing rights (MSR's) of $229,000 in the first quarter of 2003 due to higher than normal prepayment speeds used in the fair value calculation of MSR's caused by the current low interest rate environment on mortgage loans. This loss was partially offset by an increase in deposit account fees and gains on the sale of mortgage loans rising by $45,000 in the aggregate for the same periods. Non-interest expenses were $2,672,000 in the first quarter of 2003 compared to $2,459,000 for the same quarter of 2002. This increase in the first quarter is primarily due to salaries and employee benefits increasing to $1,651,000 in 2003 up from $1,537,000 in 2002 due to normal salary increases and increased pension expense associated with the employees defined benefit pension plan. Professional expenses increased to $201,000 for the first quarter 2003 from $147,000 for the same period in 2002 due to increased legal expenses.

Net interest income decreased 2% to $3,263,000 for the first quarter 2003 compared to $3,318,000 in the same quarter in 2002. Interest income in the first quarter of 2003 experienced an overall decrease due to a declining interest rate environment on interest earning assets and a change in the asset mix from the first quarter of 2002. Interest expense incurred a similar decline in interest rates resulting in lower rates paid on deposits and borrowed funds; however, the rates paid on borrowed funds have declined at a slower pace than deposit rates. As a result, the net interest margin decreased slightly in 2003 to 3.15% from 3.19% in 2002.

The Corporation continues to look for quality assets and seeks to maintain a low level of risk assets as it grows the loan portfolios. Non-performing loans totaled $23,000 and $1,000 at March 31, 2003 and December 31, 2002, respectively. The Company has not acquired property through foreclosure in the past five years.

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Total assets decreased to $435,787,000 at March 31, 2003 down from $439,134,000 at December 31, 2002. The decrease in asset size at March 31, 2003 from December 31, 2002 is due to the paydown of $3,012,000 on borrowed funds as these became due. The cash used came from the payoff of loans which decreased the loan portfolios by $14,417,000. The additional cash was used to purchase investment securities and federal funds.

Total deposits at March 31, 2003 were $279,802,000 up from $279,465,000 at December 31, 2002. The change from December 31, 2002 is due to a decrease in certificates of deposits and an increase in NOW accounts. Although the total balance of deposits remained fairly level, the mix of deposits changed from higher interest bearing deposits to lower interest bearing accounts.

The Corporation's leverage ratio was 12.06% and 12.10% at March 31, 2003 and December 31, 2002, respectively. The Corporation exceeds all regulatory minimum capital ratio requirements as defined by the Federal Reserve Bank as of and for all periods presented. The Bank exceeds all regulatory minimum capital ratio requirements as defined by the FDIC as of and for all periods presented.

Lawrence Savings Bank, the Company's wholly-owned subsidiary, is a Massachusetts-chartered savings bank organized in 1868 and headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of downtown Boston. Lawrence Savings Bank operates 5 banking offices in Andover, Lawrence, Methuen, and North Andover.

This press release may contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are not historical facts and include expressions of management's expectations at a specific point in time regarding future relationships, structures, opportunities and market conditions. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, disruptions in credit markets, changes in regional and local economic conditions, changes in the regulatory environment, and changes in the competitive environment in which the Company operates. As a result of such risks and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.


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                                 LSB CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET*
                      (In thousands, except per share data)


                                                     March 31, 2003    December 31, 2002
                                                     --------------    -----------------

Loans                                                    $ 228,710           $243,127
Allowance for loan losses                                   (4,170)            (4,167)
Investments held to maturity                               106,586            113,325
Investments available for sale                              63,278             53,084
Federal Home Loan Bank Stock                                 5,950              5,950
Federal funds sold                                          18,583              9,633
Other assets                                                16,850             18,182
                                                         ---------           --------
Total assets                                             $ 435,787           $439,134
                                                         =========           ========
Deposits                                                 $ 279,802           $279,465
Borrowed funds                                              98,579            101,591
Other liabilities                                            4,145              4,019
Stockholders' equity                                        53,261             54,059
                                                         ---------           --------
Total liabilities and stockholders' equity               $ 435,787           $439,134
                                                         =========           ========
Book value per share                                     $   12.67           $  12.71
                                                         =========           ========


                    CONDENSED CONSOLIDATED INCOME STATEMENT*
                        (In thousands, except share data)


                                                     March 31, 2003    March 31, 2002
                                                     --------------    --------------

Interest income                                         $    5,662         $    6,421
Interest expense                                             2,399              3,103
                                                         ---------         ----------
Net interest income                                          3,263              3,318
Provision for loan losses                                     --                 --
                                                         ---------         ----------
Net interest income after provision for loan losses          3,263              3,318
Non-interest income                                            280                429
Non-interest expense                                         2,672              2,459
                                                         ---------         ----------
Net income before income taxes                                 871              1,288
Income tax expense                                             321                472
                                                         ---------         ----------
Net income                                              $      550         $      816
                                                         =========         ==========
Basic earnings per share                                $     0.13         $     0.19
Diluted earnings per share                              $     0.13         $     0.18
                                                         ---------         ----------
Average shares outstanding                               4,214,363          4,381,974
Average diluted shares outstanding                       4,357,883          4,550,976
                                                         =========         ==========


                          SELECT FINANCIAL INFORMATION*
                             (Dollars in thousands)

                                                     March 31, 2003    March, 31, 2002
                                                     --------------    ---------------

Select financial ratios:
  Return on average assets                                   0.51%            0.76%
  Return on average stockholders' equity                     4.18%            6.13%


                                                     March 31, 2003    December 31, 2002
                                                     --------------    -----------------
Capital ratios:
  Shareholders' equity to total assets ratio                12.22%           12.31%
  Risk-based ratios:
    Leverage ratio                                          12.06%           12.10%
    Total capital ratio                                     18.72%           17.74%

Asset quality ratios:
 Allowance for loan loss to loans                            1.82%            1.71%
 Risk assets to total assets                                 0.01%            0.00%
Risk assets:
  Non-performing loans                                     $   23           $    1
  Other real estate owned                                       9               12
                                                           ------           ------
Total risk assets                                          $   32           $   13
                                                           ======           ======

*Unaudited